Filed pursuant to Rule 433
Registration No. 333-260756
May 24, 2023

Final Term Sheet
USD 4,000,000,000 3.875% Global Notes due 2028

Terms:

Issuer:	KfW
Guarantor:	Federal Republic of Germany
Aggregate Principal Amount:	USD 4,000,000,000
Denomination:	USD 1,000
Maturity:	June 15, 2028
Redemption Amount:	100%
Interest Rate:	3.875% per annum, payable semi-annually in arrears
Date of Pricing:	May 24, 2023
Closing Date:	June 1, 2023
Interest Payment Dates:	June 15 and December 15 in each year
First Interest Payment Date:	December 15, 2023 (for interest accrued from, and including, June 1, 2023 to, but excluding, December 15, 2023)
Interest Payable on First Interest Payment Date:	USD 83,527,777.78 (for aggregate principal amount of USD 4,000,000,000)
Currency of Payments:	USD
Price to Public/Issue Price:	99.903%
Underwriting Commissions:	0.125%
Proceeds to Issuer:	99.778%
Format:	SEC-registered global notes
Listing:	Luxembourg Stock Exchange (regulated market)
Business Day:	New York
Business Day Convention:	Following, unadjusted
Day Count Fraction:	30/360
Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main
Gross-Up:	No gross-up if tax deduction or withholding is imposed
Cross-Default:	None
Clearing System:	DTC (deliverable through CBL and Euroclear)
ISIN:	USD4S46MLM53
CUSIP:	D4S46M LM5
Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings
Managers:	BMO Capital Markets Citi Goldman Sachs Bank Europe SE
Stabilization Manager:	Goldman Sachs Bank Europe SE
Registrar:	The Bank of New York Mellon SA/NV, Luxembourg Branch
Paying Agent:	The Bank of New York Mellon
Additional Paying Agent:	The Bank of New York Mellon, Filiale Frankfurt am Main

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

The prospectus supplement relating to the notes is available under the following link:

https://www.sec.gov/Archives/edgar/data/0000821533/000110465921142926/tm2131584-8_424b3.htm.

KfW’s base prospectus relating to the notes is available through the following link:

https://www.sec.gov/Archives/edgar/data/0000821533/000110465921142909/tm2131584-3_sb.htm.

Alternatively, Goldman Sachs Bank Europe SE will arrange to send you the prospectus, which you may request by calling toll-free +1-866-471-2526.

Notice by Bank of Montreal Europe plc, Citigroup Global Markets Europe AG and Goldman Sachs Bank Europe SE to Distributors regarding MiFID II Product Governance

Bank of Montreal Europe plc, Citigroup Global Markets Europe AG and Goldman Sachs Bank Europe SE (the “EU Manufacturers”) acting in their capacity as manufacturers of the notes in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”) hereby inform prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the EU Manufacturers in respect of the notes in accordance with the product governance rules under MiFID II has led the EU Manufacturers to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients each as defined in MiFID II; and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the EU Manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the EU Manufacturers’ target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

Notice by Goldman Sachs Bank Europe SE to Distributors regarding UK MiFIR Product Governance

Goldman Sachs Bank Europe SE (the “UK Manufacturer”), acting in his capacity as manufacturer of the notes for the purposes of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”), hereby inform prospective distributors for the purpose of the UK MiFIR Product Governance Rules that the target market assessment made by the UK Manufacturer in respect of the notes in accordance with the UK MiFIR Product Governance Rules has led the UK Manufacturer to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients, each as defined in Regulation 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the target market assessment of the UK Manufacturer; however, a distributor subject to UK MiFIR Product Governance Rules is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the target market assessment of the UK Manufacturer), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.